EXHIBIT 10.31

                               SURRENDER OF LEASE


     SURRENDER OF LEASE AGREEMENT made as of this 4th day of April, 1996 by and between GRUMMAN AEROSPACE CORPORATION, a New York corporation having its principal place of business at 1111 South Oyster Bay Road, Bethpage, New York 11714 (hereinafter referred to as the "Lessor") and MAGNA-LAB, INC., a New York corporation having its principal place of business at 950 South Oyster Bay Road, Hicksville, New York 11801 (hereinafter referred to as the "Lessee").

                              W I T N E S S E T H:

     WHEREAS, the Lessor by lease dated February,28, 1992 (the "Lease"), leased to Lessee for a term ending September 30, 1997, the premises located at 950 South Oyster Bay Road, Hicksville, New York, as more particularly described in the Lease (the "Premises"); and

     WHEREAS, for the mutual benefit of both parties, Lessor desires to recover the Premises from Lessee prior to the expiration of the Lease and Lessee desires to surrender the Premises to Lessor and to forever surrender its right to use and occupy the Premises pursuant to the Lease.

     NOW, THEREFORE, in consideration of Ten and 00/100 ($10.00) Dollars and other good and valuable consideration paid by Lessee to the Lessor, the receipt and legal sufficiency of which is acknowledged by the parties hereto, Lessor and Lessee hereby agree as follows:

          1. Lessee agrees that it shall forthwith (i) surrender possession of the Premises to the Lessor on or before April 30, 1996, TIME BEING OF THE ESSENCE, and (ii) on such date, give, grant and surrender to Lessor, its successors and assigns, all of Lessee's right, title and interest to the Lease. Through the date Lessee vacates the Premises, Lessee shall keep in full force and effect any and all insurance policies it was required to maintain under the terms of the Lease.

          2. Lessee hereby waives any and all options it may have under the Lease, including, but not limited to, an option to expand its use of the Premises and to renew the term of the Lease.

          3. Lessee represents and warrants to Lessor that there is no subtenant or assignee of the Lease, nor, to the best of its knowledge, any user, occupant or squatter in any portion of the Premises and, further, that no third party has any right or claim to use or occupy any portion of the Premises by virtue of any acts or omissions of Lessee. Lessor represents and warrants to Lessee that it knows of no other occupant or user of the Premises other than Lessee.

          4. Upon the execution of this Agreement, Lessee shall pay to Lessor the sum of $55,276.29, representing one-half (1/2) of the current rent arrears due and owing to Lessor from Lessee. This payment shall be made to Lessor by acceptable certif ied or official bank check payable directly to Lessor on a bank having an office in the New York City metropolitan area.

          5.Lessee hereby waives any and all rights with respect to any and all security, including interest accrued thereon (collectively, the "Security Deposit"). being held by Lessor in accordance with the Lease. Upon execution hereof, Lessee hereby transfers all right, title and interest in and to the Security Deposit to Lessor. Lessor accepts same. Lessee represents and warrants to Lessor that it has done nothing to encumber or permit an encumbrance of or lien against any portion of the Security Deposit, and Lessee further represents and warrants to Lessor that,to the best of its knowledge, no other party has or can have claim thereto. The provisions of this paragraph shall survive the termination of this Agreement.

          6. As security for Lessee remaining in possession of the Premises through, but no later than, April 30, 1996, TIME OF THE ESSENCE, Lessee, upon execution hereof, shall deposit with its attorney, Alan Kraut, Esq., by separate letter dated of even date herewith, the sum of $10,161.81. Said monies shall be released in accordance with said letter. In the event Lessee complies with and performs all of its obligations as set forth in this Agreement and in the accompanying escrow letter, the said monies shall be released to Lessee and Lessor shall release Lessee from its remaining obligation to pay rent under the Lease, including the balance of rent arrears, interest thereon and Lessor's administrative charge. Simultaneously, Lessee shall release Lessor from its obligations to Lessee hereunder and under the Lease.

          7. If, for any reason whatsoever, Lessee stays in possession of the Premises beyond April 30, 1996, then for every day until Lessee vacates, Lessee shall owe and pay to Lessor without deductions or set-off the sum of $677.46. This sum represents a charge equal to two (2) times the per them rent in effect for April, 1996. In addition, should Lessee hold over beyond April 30, 1996, Lessor may bring any proceedings permissible at law or equity to remove Lessee from the Premises and regain possession thereof. In such case, Lessor shall be entitled to recover reasonable costs, disbursements and legal fees from Lessee.

          8. Upon the Lessee's surrender of the Premises, Lessee will deliver the Premises, including, but not limited to, all fixtures and equipment, in the same condition as delivered by Lessor to Lessee upon the commencement of the Lease, reasonable wear and tear excepted. Notwithstanding the foregoing, all trade fixtures, equipment, appliances and personal property of Lessee shall be removed by Lessee prior to its surrender of the Premises, at Lessee's sole cost and expense. Any such items left by Lessee after its surrender may be regarded as debris and scrap and disposed of by Lessor at Lessee's sole cost and expense. To that extent, any obligation of Lessee to reimburse Lessor for expenses related to such disposal shall survive the surrender of the Lease.

          9. Upon surrender of the Premises, Lessee shall return to Lessor all keys to the Premises in its and its employees, possession.

          10. Lessee and Lessor hereby represent to each other that other than due to the non-performance of this Agreement, this Agreement is intended to settle pending claims each party may have against the other, and to that end, neither party has any claim pending or threatened against the other for any matter relating to the Lease and/or Lessee's occupation, use and possession of the Premises.

          11. This Agreement shall be governed and construed under the laws of the State of New York. The burdens and benefits of this Agreement shall bind and enure to the successors and legal representatives of the respective parties hereto. This Agreement shall be modified only in writing executed by both parties hereto. This Agreement shall be construed without regard to which party caused it to be drafted. Any clause of this Agreement which is found to be unenforceable shall be stricken from this Agreement as if it were not contained herein, and the balance of this Agreement shall remain enforceable.

     IN WITNESS WHEREOF, the parties hereto have executed this Surrender of Lease as of the day and year first above written.

                                             Lessor
                                             GRUMMAN AEROSPACE CORPORATION

                                             By: /s/ Mitchell D. Mroz
                                                 -------------------------


                                             Lessee
                                             MAGNA-LAB, INC.

                                             By: /s/ Lawrence A. Minkoff
                                                 -------------------------